Filed Pursuant to Rule 424(B)(5)
Registration No. 333-130069

In connection with the securities offered from the

registration statement (File No. 333-130069) by
means of this prospectus supplement, a filing fee
of $53,500, calculated in accordance with Rules 456(b)
and 457(r), has been paid pursuant to Rule 457(p)
by offsetting fees transmitted to the SEC
in connection with prior registration statements
(File Nos. 333-117319 and 333-107859).
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 1, 2005)

$1,000,000,000

M.D.C. Holdings, Inc.

Medium Term Senior Notes

Medium Term Subordinated Notes
Due Nine Months or More from the Original Issue Date

     We may use this prospectus supplement to offer our Medium Term Senior Notes and/or Medium Term Subordinated Notes from time to time.

     The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

•	They may have maturities of nine months or more.

•	They may be subject to redemption or repayment at our option or the option of the holder.

•	They will be denominated in U.S. dollars.

•	They may bear interest at a fixed or floating rate. Some notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in a pricing supplement.

— CD Rate	— Treasury Rate
— Commercial Paper Rate	— Prime Rate
— Federal Funds Rate	— CMT Rate
— LIBOR	— Another Base Rate specified in the pricing supplement

•	They may be issued as indexed notes.

•	They may be issued in certificated or book-entry form.

•	Interest will be paid on fixed rate notes on March 15 and September 15 of each year.

•	Interest will be paid on floating rate notes on dates determined at the time of issuance.

•	They may rank as senior or subordinated indebtedness of M.D.C. Holdings, Inc.

•	Senior notes will be guaranteed by certain of our subsidiaries.

     The proceeds we will receive from the sales of the notes after paying any agents’ commissions will be set at the time of issuance and disclosed in a pricing supplement. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of notes may not develop. As of the date of this prospectus supplement, we have issued and sold $500,000,000 of Medium Term Senior Notes.

      Investing in the notes involves risks. See “Risk Factors” beginning on page S-2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC

BNP PARIBAS

Citigroup

Comerica Securities

Credit Suisse First Boston

Deutsche Bank Securities

JPMorgan

KeyBanc Capital Markets

Merrill Lynch & Co.

RBS Greenwich Capital

SunTrust Robinson Humphrey

UBS Investment Bank

Wachovia Securities

January 9, 2006

     You should only rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus supplement, the date on the front of the accompanying prospectus or the date of the applicable incorporated document, as applicable.

      The information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference concerning the homebuilding industry, our market share, our size relative to other homebuilders and other matters is derived principally from publicly available information and from industry sources. Although we believe the publicly available information and the information from industry sources are reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

      This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the section entitled “Description of Debt Securities” in the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in the accompanying prospectus.

      Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement and the accompanying prospectus.

i

FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by us in our homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which we have little or no control. See the section entitled “Risk Factors.”

ii

PROSPECTUS SUPPLEMENT SUMMARY

      This is only a summary of the offering. To fully understand the investment you are contemplating you must consider this prospectus supplement, the accompanying prospectus, any applicable pricing supplement and the detailed information incorporated into them by reference, including our financial statements and their accompanying notes. Unless the context otherwise requires, the terms “M.D.C. Holdings, Inc.,” “the Company,” “we” and “our” refer to M.D.C. Holdings, Inc., a Delaware corporation, and its subsidiaries.

M.D.C. Holdings, Inc.

      M.D.C. Holdings, Inc., or MDC, is a Delaware corporation. We started business in 1972. Our primary business is owning and managing subsidiary companies which build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation which originates mortgage loans primarily for our homebuyers; American Home Insurance Agency, Inc., which sells casualty insurance products to our homebuyers; and American Home Title and Escrow, Inc. which provides title insurance and closing services for our customers.

RISK FACTORS

      Before purchasing these notes, you should consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, and, in particular, you should evaluate the risk factors set forth below.

Risk Factors Relating to the Notes

The level of our indebtedness could prevent us from fulfilling our obligations on the notes.

      We have, and after consummation of this offering will continue to have, significant debt service obligations. At September 30, 2005, we had total consolidated indebtedness of approximately $1.2 billion, including approximately $138.7 million of obligations of our subsidiaries that are not guarantors to which the senior notes offered hereby would be structurally subordinated. The degree to which we are leveraged could have important consequences to you, including:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

•	a portion of our cash flows from operations must be used to pay principal and interest on the notes and other indebtedness, which will reduce the funds available to us for other purposes;

•	our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business; and

•	our indebtedness could make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations will depend upon our future performance and we may not be able to meet such obligations. We are engaged in businesses that are substantially affected by changes in economic cycles, and our revenues and earnings vary with the level of general economic activity in the markets in which we build homes, many of which are beyond our control. Our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under certain of our existing credit facilities bear interest at floating rates.

      In the event that internally generated funds and amounts available under our existing credit facilities are not sufficient to fund our capital expenditures and our debt service obligations, including the notes, we would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of our indebtedness or the sale of assets. These alternatives are dependent upon financial, business and other general economic factors affecting us, many of which are beyond our control, and any or all of the alternatives may not be available to us. While we believe that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing, new capital or both.

Senior notes will be unsecured and effectively subordinated to our secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes, and subordinated notes will be subordinated to all of the existing and future unsubordinated indebtedness of us and our subsidiaries.

      Senior notes will be our general senior unsecured obligations, ranking equal in right of payment with our existing and any future unsubordinated indebtedness. However, because they are unsecured, the senior notes will be effectively junior to any of our secured indebtedness as to claims against the assets securing such indebtedness. Senior notes will be effectively subordinated to all of the liabilities of our subsidiaries that do not guarantee the senior notes, including HomeAmerican. In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. At September 30, 2005, our non-guarantor subsidiaries had approximately $138.7 million of indebtedness reflected on our consolidated balance sheet to which the senior notes would be structurally subordinated. The indenture governing the senior notes will permit our subsidiaries that are not guarantors to incur significant amounts of additional indebtedness, including secured indebtedness.

      Subordinated notes will be our unsecured and subordinated obligations, ranking junior to our existing and future senior indebtedness and ranking equally and ratably with our existing and future unsecured and subordinated indebtedness. In the event of bankruptcy, liquidation or reorganization of us or any of our subsidiaries, holders of our or their unsubordinated indebtedness will generally be entitled to payment on their claims before any payments can be made to holders of subordinated notes. At September 30, 2005, we and our subsidiaries had approximately $1.2 billion of indebtedness reflected on our consolidated balance sheet to which the subordinated notes would be subordinated.

Our company structure may affect our ability to service our indebtedness under the notes.

      Substantially all of our operations are conducted through our homebuilding subsidiaries and HomeAmerican. As a result, we are dependent upon our subsidiaries’ results of operations and rely on dividends, advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing payment obligations under the notes. Our subsidiaries’ ability to pay such dividends or make such advances and transfers will be subject to, among other things, applicable state law and contractual restrictions imposed by existing and future agreements and debt instruments that we or our subsidiaries have or may enter into.

The interests of certain control persons may be adverse to the holders of the notes.

      Larry A. Mizel, David D. Mandarich and other of our affiliates own, directly or indirectly, in the aggregate, approximately 25% of our outstanding common stock. Such persons may effectively be able to elect our entire board of directors and control our management, operations and affairs. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with your interests. In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in us, even though such transactions may involve risks to you.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors of the senior notes.

      The senior notes will be guaranteed by certain of our existing and future domestic subsidiaries. The guarantees of senior notes may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, if a court were to find in a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued its guarantee of the senior notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and

—	it was insolvent or rendered insolvent by reason of issuing the guarantee, and the application of the proceeds of the notes of the guarantee; or

—	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

—	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

—	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the obligations under such guarantee, subordinate the guarantee to that of the guarantor’s other debt or take other action detrimental to you and the guarantees of the senior notes.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be sure as to the standard that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such case were to occur, the guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of M.D.C. Holdings, Inc., and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

Indexed notes present risks not present in conventional fixed or floating rate notes.

      If you invest in notes indexed to one or more interest rates or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of premium or interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

      A trading market for the notes may never develop or be maintained. Many factors independent of our creditworthiness will affect the trading market for and value of the notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating the principal, premium (if any) and interest (if any) in respect of the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes;

•	the amount of other debt securities linked to any index or formula applicable to the notes; and

•	the level, direction and volatility of market interest rates generally.

      In addition, some notes could have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear these investment risks.

      The delivery of the notes is not contingent on their admission to listing on any exchange and we do not intend to apply for a listing of any of the notes on any securities exchange or to apply to have the notes designated as eligible for trading on any quotation system. Therefore, we cannot give you any assurance as to the existence or liquidity of any trading market for the notes. If an active market is not developed or maintained, the market price and the liquidity of the notes may be reduced.

Redemption may lower your return on the notes.

      If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may have the option to, or be required to, redeem your notes at times when prevailing interest rates may be relatively low. In that circumstance, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

If you purchase notes at a discount to their aggregate principal amount at maturity, you generally will be required to include amounts in gross income for federal income tax purposes before you receive cash payments for that income.

      Some of the notes may be issued at a discount from their aggregate principal amount at maturity. If you purchase those notes, you generally will be required to include amounts in gross income for federal income tax purposes before you receive cash payments on the notes equal to that income. See “United States Federal Income Tax Considerations” for a more detailed discussion of the federal income tax consequences to the holders of discount notes of the purchase, ownership, and disposition of discount notes.

Our credit ratings may not reflect all risks of an investment in the notes.

      The credit ratings on the notes may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

Risks Factors Relating to Our Business

An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

      Changes in national and regional economic conditions, as well as local economic conditions where our subsidiaries conduct operations and where prospective purchasers of our homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homes. This, in turn, can reduce our earnings.

If land is not available at reasonable prices, our sales and earnings could decrease.

      Our operations depend on our homebuilding subsidiaries’ ability to continue to obtain land for the development of our residential communities at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density and other market conditions may hurt our ability to obtain land for new residential communities. If the supply of land appropriate for development of our residential communities becomes more limited because of these factors, or for any other reason, the cost of land could increase and/or the number of homes that our homebuilding subsidiaries build and sell could be reduced.

If the market value of our homes drops significantly, our profits could decrease.

      The market value of our land and housing inventories depends on market conditions. Our homebuilding subsidiaries acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. If housing demand decreases below what we anticipated when we acquired our inventory, we may not be able to make profits similar to what we have made in the past, may experience less than anticipated profits and/or may not be able to recover our costs when our homebuilding subsidiaries build and sell homes. In the face of adverse market conditions, we may have substantial inventory carrying costs or our homebuilding subsidiaries may have to sell land or homes at a loss.

Interest rate increases or changes in federal lending programs could lower demand for our homes and our mortgage lending services.

      Our homebuilding and mortgage lending operations are impacted by the availability and cost of mortgage financing. Nearly all of our customers finance the purchase of their homes, and a significant number of these customers arrange their financing through our mortgage lending subsidiary, HomeAmerican. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. We are unable to predict the extent to which recent or future changes in home mortgage interest rates will affect our operating activities and results of operations.

      In addition, we believe that the availability of Federal National Mortgage Association (Fannie Mae)/ Federal Home Loan Mortgage Corporation (Freddie Mac)/ Federal Housing Administration and Veterans Administration mortgage financing is an important factor in our marketing strategy. Any changes, limitations or restrictions on the availability of these types of financing could reduce our subsidiaries’ home sales and mortgage lending volume.

Competition in the homebuilding industry could hurt our profits.

      The real estate industry is fragmented and highly competitive. Our homebuilding subsidiaries compete with numerous homebuilders, including a number that are substantially larger and have greater financial resources. Our homebuilding subsidiaries also compete with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, desirable financing, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, customer service and general reputation in the community. We, through our mortgage lending subsidiary, HomeAmerican, also compete with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than we do.

Our business is subject to numerous environmental and other governmental regulations. These regulations could give rise to significant additional liabilities or expenditures, or restrictions on our business.

      Our operations are subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors’ licensing laws, state insurance laws, federal and state human resources laws and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety & Health Administration). Various localities in which we operate have imposed (or may impose in the future) fees on developers to fund schools, road improvements and low and moderate income housing.

      From time to time, various municipalities in which our homebuilding subsidiaries operate restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which our homebuilding subsidiaries operate have proposed or enacted growth initiatives that may restrict the number of building permits available in any given year. Although future conditions or governmental actions may impact our ability to obtain necessary permits or water and sewer taps, we currently believe that we have, or can obtain, water and sewer taps and building permits for our homebuilding subsidiaries’ land inventory and land held for development.

      Our homebuilding operations also are affected by environmental laws and regulations pertaining to availability of water, municipal sewage treatment capacity, stormwater discharges, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, natural terrain and vegetation. Due to these considerations, our homebuilding subsidiaries generally obtain an environmental site assessment for parcels of land that they acquire. The particular environmental laws and regulations that apply to any given homebuilding project vary greatly according to a particular site’s location, the site’s environmental conditions and the present and former uses. These environmental laws may result in project delays, cause us to incur substantial compliance and other costs and/or prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

      As a homebuilder, we are subject to construction defect and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is currently limited. This coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

Natural disasters could increase our costs and lower profits.

      The climates and geology of many of the states in which we operate, including California and Florida, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may face increased costs and/or decreased market demand for homes.

DESCRIPTION OF NOTES

      The following description of the particular terms of the medium term senior notes (the “Senior Notes”) and the medium term subordinated notes (the “Subordinated Notes” and together with the Senior Notes, the “Notes”) offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

      We have summarized selected provisions of the Indentures below. The following summary of certain provisions of the Indentures is not necessarily complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). Copies of the Indentures are available to prospective purchasers of the Notes upon request made to us at the address under “Where You Can Find More Information.” You should read the applicable Indenture for provisions that may be important to you. For purposes of this “Description of Notes,” references to “we”, “our”, “us” or the “Company” mean M.D.C. Holdings, Inc. and do not include any of its subsidiaries. Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the applicable Indenture.

      The pricing supplement for each offering of Notes will contain the specific information and terms for that offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained or incorporated by reference in this prospectus supplement. The pricing supplement may also add, update or change information contained in the accompanying prospectus and this prospectus supplement. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

General

      The Senior Notes will be issued under an indenture dated as of December 3, 2002, as supplemented by the Supplemental Indenture dated as of October 6, 2004, as amended by Amendment No. 1 dated as of July 20, 2005, and as further amended by Amendment No. 2 dated as of January 9, 2006 (as amended and supplemented, the “Senior Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Subordinated Notes will be issued under an indenture dated as of October 6, 2004 as supplemented by the Supplemental Indenture dated as of October 6, 2004, as amended by Amendment No. 1 dated as of July 20, 2005, and as further amended by Amendment No. 2 dated as of January 9, 2006 (as amended and supplemented, the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).

      The Senior Notes will constitute a single series of debt securities for purposes of the Senior Indenture and the Subordinated Notes will constitute a single series of debt securities for purposes of the Subordinated Indenture. The Notes will be limited to $1,000,000,000 aggregate public offering price, subject to reduction if we sell other securities under the prospectus to which this prospectus supplement relates. As of the date of this prospectus supplement, we have issued and sold $500,000,000 of Senior Notes. In addition, the amount of Notes sold of either series will reduce the amount of Notes of the other series that may be sold. We may from time to time authorize an increase in the aggregate public offering price of the Notes to be sold, which Notes will constitute a part of the same series as the Notes offered by this prospectus supplement. We may from time to time sell additional series of debt securities, including additional series of medium-term Notes.

      The Senior Notes will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Subordinated Notes will be unsecured and subordinated obligations of the Company and will rank junior to our existing and future senior indebtedness and rank equally and ratably with our existing and future unsecured and subordinated indebtedness. We conduct our operations through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. Any right that we have or that our creditors have to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the Notes will also be effectively subordinated to the creditors of our subsidiaries. The Senior Notes will, however, have the benefit of the Guarantees from the Guarantors, which consist of certain of our homebuilding subsidiaries. The Guarantees of the Senior Notes from the Guarantors, however, are unsecured and, accordingly, will be effectively subordinated to the secured debt of the Guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in such Guarantees. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      We are offering the Notes on a continuing basis, and each Note will have a maturity of nine months or more from its date of issue, referred to as the “stated maturity,” unless the principal or any installment of principal becomes due prior to the stated maturity whether by declaration of acceleration of maturity, notice of redemption at our option, notice of the option of the holders to elect repayment or otherwise. “Maturity” means the date on which the principal of a Note or an installment of principal becomes due and payable by declaration of acceleration, notice of redemption at our option, notice of the option of the holders to elect repayment or otherwise.

      Each Note will be denominated in U.S. dollars. References in this prospectus supplement, the accompanying prospectus and any pricing supplement to “U.S. dollars,” “$,” “dollars” or “cents” are to lawful currency of the United States of America.

      You will be required to pay for your Notes in U.S. dollars.

      Each Note will be either:

•	a fixed rate Note, which may bear interest at a rate of zero in the case of a Note issued at an issue price representing a discount from the principal amount payable at the stated maturity (referred to in this prospectus supplement as a “Zero-Coupon Note”); or

•	a floating rate Note, which will bear interest at a rate determined by reference to the interest rate basis or a combination of interest rate bases specified in the applicable pricing supplement, which may be adjusted by a spread and/or spread multiplier (each as described below).

      Unless otherwise specified in the applicable pricing supplement, each Note will be issued in fully registered form and will be represented by a global certificate registered in the name of a nominee of The Depository Trust Company (the “Depositary”). For purposes of this prospectus supplement, a global certificate is referred to as a “global security” and each Note represented by a global security is referred to as a “Book-Entry Note.” If specified in the applicable pricing supplement, Notes may be represented by a certificate issued in definitive form, referred to herein as a “certificated Note.” Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of certificated Notes only in the limited circumstances described under “— Book-Entry System.”

      Unless otherwise specified in the applicable pricing supplement, Notes will be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      The pricing supplement relating to each Note will describe the following terms, as applicable:

•	the price at which the Note will be issued (expressed as a percentage of the aggregate principal amount thereof), which we refer to as the “issue price”;

•	the date on which the Note will be issued, which we refer to as the “original issue date”;

•	the stated maturity;

•	whether we may extend the stated maturity and, if so, the extension periods and the final maturity date;

•	whether the Note is a fixed rate Note or a floating rate Note;

•	whether the Note is an Amortizing Note (as defined under “— Amortizing Notes”) and, if so, the basis or formula for the amortization of principal and/or interest and the payment dates for the periodic principal payments;

•	in the case of a fixed rate Note, the interest rate, if any, the interest payment date or dates and, if so specified in the applicable pricing supplement, that we may change the rate prior to the stated maturity and, if so, the basis or formula for the change, if any;

•	in the case of a floating rate Note:

—	the base rate;

—	the initial interest rate, if available;

—	the interest reset date or dates;

—	the calculation date or dates;

—	the maximum interest rate, if any;

—	the minimum interest rate, if any;

—	the spread, if any;

—	the spread multiplier, if any;

—	the interest payment date or dates;

—	the index maturity; and

—	any other terms relating to the particular method of calculating the interest rate for the Note and, if so specified in the applicable pricing supplement, that we may change the spread and/or spread multiplier prior to the stated maturity and, if so, the basis or formula for the change, if any;

•	whether the Note is an Original Issue Discount Note (as defined under “—Payment of Principal and Interest”) and, if so, the yield to maturity;

•	whether the Note is an Indexed Note and, if so, the specific terms thereof;

•	the regular record date or dates if other than as set forth below;

•	whether the Note may be redeemed at our option, or repaid at the option of the holder, prior to the stated maturity and, if so, the provisions relating to the redemption or repayment;

•	any sinking fund or mandatory redemption provisions;

•	whether the Note is a Renewable Note (as defined under “— Renewable Notes”) and, if so, the specific terms thereof;

•	whether the Note will be initially issued as a Book-Entry Note or a certificated Note;

•	certain special United States federal income tax consequences of the purchase, ownership and disposition of the Note (to the extent not discussed below under “United States Federal Income Tax Considerations”); and

•	any other term of the Note not inconsistent with the provisions of the applicable Indenture.

      Certificated Notes may be presented to the trustee for registration of transfer or exchange at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York 10005, referred to as the “Corporate Trust Office.”

Payment of Principal and Interest

      We will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to the Depository. See “— Book-Entry System.”

      In the case of certificated Notes, we will make payments of principal of, and premium, if any, on, the Notes at maturity in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for this purpose in the Borough of Manhattan, the City of New York, currently the corporate trust office of the trustee located at 100 Wall Street, 16th Floor, New York, New York 10005. We will make payments of interest, if any, on the Notes at maturity to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. We will make payments of interest, if any, on a certificated Note on any interest payment date other than at maturity by check mailed to the address of the registered holder entitled thereto appearing in the security register. Notwithstanding the foregoing, we will make payments of interest, if any, on any interest payment date other than the maturity date to each registered holder of $10,000,000 or more in aggregate principal amount of certificated Notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the trustee not less than 15 days prior to the particular interest payment date. Any wire transfer instructions received by the trustee shall remain in effect until revoked by the applicable registered holder.

      Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately or in the event of redemption or repayment prior to the stated maturity, the amount of principal due and payable with respect to that Note will be the Amortized Face Amount (as defined below) of the Note as of the date of the declaration, redemption or repayment, as the case may be. As used in this prospectus supplement, the “Amortized Face Amount” of an Original Issue Discount Note means an amount equal to the sum of:

•	the aggregate principal amount of the Note multiplied by the issue price set forth in the applicable pricing supplement; plus

•	the portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) to the date of declaration, redemption or repayment, as the case may be, but in no event will the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

      “Original Issue Discount Note” means:

•	a Note, including any Zero-Coupon Note, that has a stated redemption price at maturity that exceeds its issue price by at least 0.25% of its principal amount multiplied by the number of full years from the original issue date to the stated maturity for the Note; and

•	any other Note designated by us as issued with original issue discount for United States federal income tax purposes.

      As used in this prospectus supplement, “Business Day” means, unless otherwise specified in the applicable pricing supplement, any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in Denver, Colorado and New York, New York are not required to be open; provided, further, that with respect to floating rate Notes as to which LIBOR (as defined under “ — Floating Rate Notes — LIBOR”) is the applicable interest rate basis, a Business Day is also a London Business Day. As used in this prospectus supplement, a “London Business Day” means a day on which dealings in deposits in the Designated LIBOR Currency (as defined under “— Floating Rate Notes — Interest Payments — LIBOR”) are transacted in the London interbank market.

Interest and Interest Rates

      Each interest-bearing Note other than a Zero-Coupon Note will bear interest from and including its original issue date or from and including the most recent interest payment date to which interest on the Note has been paid or duly provided for at a fixed or floating rate as specified on the face of the Note until the principal of the Note is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest will be payable on each interest payment date and at maturity. Unless otherwise specified in the applicable pricing supplement, payments of interest with respect to any interest payment date or at maturity will include interest accrued to, but not including, the interest payment date or maturity. Interest, other than defaulted interest which may be paid to the holder on a special record date, will be payable to the holder at the close of business on the regular record date next preceding the applicable interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a regular record date for the Note and the succeeding interest payment date will be made on the interest payment date following the next succeeding regular record date for the Note to the holder on the next such date.

      We may change the interest rates, base rates, spreads and spread multipliers from time to time, but no change will affect any Note previously issued or as to which an offer to purchase has been accepted by us. The interest payment dates and the regular record dates for each fixed rate Note will be as described below under “— Fixed Rate Notes.” The interest payment dates for each floating rate Note will be as described below under “— Floating Rate Notes” and in the applicable pricing supplement. The regular record dates for a floating rate Note will be the fifteenth day (whether or not a Business Day) next preceding each interest payment date.

      All percentages resulting from any calculation with respect to any Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of one percentage point being rounded upward (e.g., 9.876545% or .09876545, being rounded to 9.87655% or ..0987655, respectively), and all amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Fixed Rate Notes

      Fixed rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified in the Notes and in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      Unless otherwise specified in an applicable pricing supplement, the interest payment dates for the fixed rate Notes will be March 15 and September 15 of each year, and the regular record dates will be March 1 and September 1 of each year (whether or not a Business Day). Unless otherwise specified in the applicable pricing supplement, payments of principal and interest on fixed rate Amortizing Notes will be made either quarterly on each March 15, June 15, September 15 and December 15, and the regular record dates will be March 1, June 1, September 1 and December 1 of each year (whether or not a Business Day), or semi-annually on each March 15 and September 15, and the regular record date will be March 1 and September 1 of each year (whether or not a Business Day), in each case as set forth in the applicable pricing supplement, and at maturity. If the interest payment date or maturity for any fixed rate Note is not a Business Day, all payments to be made on that day with respect to the Note will be made on the next day that is a Business Day with the same force and effect as if made on the due date, and no additional interest will be payable as a result of the delayed payment.

Floating Rate Notes

      Unless otherwise specified in the applicable pricing supplement, each floating rate Note will bear interest at a rate determined by reference to an interest rate basis, referred to in this prospectus supplement as the “base rate,” which may be adjusted by adding to or subtracting from the base rate a fixed percentage per annum, referred to as the “spread,” and/or by multiplying the base rate by a fixed interest factor, referred to as the “spread multiplier.” The applicable pricing supplement will designate one or more of the following base rates as applicable to each floating rate Note:

•	the CD Rate, in which case we will refer to the Note as a “CD Rate Note”;

•	the CMT Rate, in which case we will refer to the Note as a “CMT Rate Note”;

•	the Commercial Paper Rate, in which case we will refer to the Note as a “Commercial Paper Rate Note”;

•	the Eleventh District Cost of Funds Rate, in which case we will refer to the Note as an “Eleventh District Cost of Funds Rate Note”;

•	the Federal Funds Rate, in which case we will refer to the Note as a “Federal Funds Rate Note”;

•	LIBOR, in which case we will refer to the Note as a “LIBOR Note”;

•	the Prime Rate, in which case we will refer to the Note as a “Prime Rate Note”;

•	the Treasury Rate, in which case we will refer to the Note as a “Treasury Rate Note”; or

•	any other base rate or interest rate formula as is set forth in that pricing supplement and in the floating rate Note.

      The applicable pricing supplement will specify certain terms of the floating rate Notes being offered thereby, including:

•	whether the floating rate Note is:

—	a “Regular Floating Rate Note”;

—	a “Floating Rate/ Fixed Rate Note”; or

—	an “Inverse Floating Rate Note”;

•	the fixed rate commencement date, if applicable;

•	the fixed interest rate, if applicable;

•	the interest rate basis or bases;

•	the initial interest rate, if any;

•	the interest reset dates;

•	the interest payment dates;

•	the index maturity;

•	the maximum interest rate and/or minimum interest rate, if any;

•	the spread and/or spread multiplier; and

•	if one or more of the applicable interest rate bases is LIBOR, the LIBOR currency and LIBOR page.

      The rate derived from the applicable interest rate basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•	if that day is an interest reset date, the rate determined as of the interest determination date (as defined below) immediately preceding that interest reset date; or

•	if that day is not an interest reset date, the rate determined as of the interest determination date immediately preceding the most recent interest reset date.

      The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate Note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate Note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate. The “index maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

      Regular Floating Rate Notes. Unless a floating rate Note is designated as a Floating Rate/ Fixed Rate Note or an Inverse Floating Rate Note, or as having an addendum attached or having other/additional provisions apply, in each case relating to a different interest rate formula, the particular floating rate Note will be a Regular Floating Rate Note and will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

      Commencing on the first interest reset date, the rate at which interest on a Regular Floating Rate Note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

      Floating Rate/ Fixed Rate Notes. If a floating rate Note is designated as a Floating Rate/ Fixed Rate Note, the particular floating rate Note will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

      Commencing on the first interest reset date, the rate at which interest on a Floating Rate/ Fixed Rate Note is payable will be reset as of each interest reset date; provided, however, that:

•	the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on the fixed rate commencement date will be the fixed interest rate, if specified in the applicable pricing supplement, or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date.

      Inverse Floating Rate Notes. If a floating rate Note is designated as an “Inverse Floating Rate Note,” the particular floating rate Note will bear interest at the fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any;

provided, however, that interest on an Inverse Floating Rate Note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

      Calculation Dates. We will appoint, and enter into an agreement with, a calculation agent to calculate interest rates on floating rate Notes. Unless otherwise specified in the applicable pricing supplement, the calculation agent for each floating rate Note will be U.S. Bank National Association. All determinations to be made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Notes.

      The interest rate applicable to each interest reset period will be determined by the calculation agent on the calculation date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular interest determination date. Upon request of the registered holder of a floating rate Note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding interest reset date with respect to the particular floating rate Note. The “calculation date,” if applicable, pertaining to any interest determination date will be the earlier of:

•	the tenth calendar day after the particular interest determination date or, if such day is not a Business Day, the next succeeding Business Day; and

•	the Business Day immediately preceding the applicable interest payment date or the maturity, as the case may be.

      Maximum and Minimum Interest Rates. Any floating rate Note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any reset period, referred to as the “maximum interest rate”; and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any reset period, referred to as the “minimum interest rate.”

      The interest rate on any Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

      Interest Reset Dates. Each floating rate Note will bear interest from its original issue date to, but not including, the first interest reset date (as described below) for the Note at the initial interest rate set forth on the face of the Note and in the applicable pricing supplement. Thereafter, the interest rate on each floating rate Note for each reset period will be equal to the interest rate calculated by reference to the base rate specified on the face of the Note and in the applicable pricing supplement plus or minus the spread, if any, and/or times the spread multiplier, if any. The spread and/or spread multiplier for a floating rate Note may be subject to adjustment during a reset period (as described below) under circumstances specified in the Note and in the applicable pricing supplement.

      The interest rate on each floating rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified on the face of the Note and in the applicable pricing supplement, and such period is referred to in this prospectus supplement as the “reset period.” The first day of each reset period is referred to in this prospectus supplement as an “interest reset date.” Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be:

•	in the case of floating rate Notes that reset daily, each Business Day;

•	in the case of floating rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

•	in the case of floating rate Notes that reset monthly (other than Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month), the third Wednesday of each month;

•	in the case of floating rate Notes that reset quarterly, the third Wednesday of each March, June, September and December;

•	in the case of floating rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified on the face of the Note and in the applicable pricing supplement; and

•	in the case of floating rate Notes that reset annually, the third Wednesday of one month of each year specified on the face of the Note and in the applicable pricing supplement;

provided, however, that, with respect to floating rate/fixed rate Notes, the rate of interest thereon will not reset after the particular fixed rate commencement date.

      If an interest reset date for a floating rate Note would otherwise be a day that is not a Business Day, the interest reset date for that floating rate Note will be postponed to the next day that is a Business Day, except that, in the case of a LIBOR Note, if that Business Day is a day in the next succeeding calendar month, the interest reset date will be the immediately preceding London Business Day. Each adjusted rate will be applicable on and after the interest reset date to which it relates to, but not including, the next succeeding interest reset date or to maturity.

      Interest Determination Date. The interest rate for each reset period will be the rate determined by the calculation agent on the calculation date pertaining to the interest determination date pertaining to the interest reset date for such reset period. Unless otherwise specified in the applicable pricing supplement, the “interest determination date” pertaining to a reset period for:

•	a Commercial Paper Rate Note (the “Commercial Paper Interest Determination Date”), a Federal Funds Rate Note (the “Federal Funds Interest Determination Date”) or a Prime Rate Note (the “Prime Interest Determination Date”) will be the Business Day immediately preceding the interest reset date that commences such reset period;

•	a CD Rate Note (the “CD Interest Determination Date”) and a CMT Rate Note (the “CMT Interest Determination Date”) will be the second Business Day immediately preceding the interest reset date that commences such reset period;

•	the Eleventh District Cost of Funds Rate Note (the “Eleventh District Interest Determination Date”) will be the last Business Day of the month immediately preceding the interest reset date on which the Federal Home Loan Bank of San Francisco (the “FHLB of San Francisco”) publishes the FHLB Index (as defined under “—Eleventh District Cost of Funds Rate”);

•	a LIBOR Note (the “LIBOR Interest Determination Date”) will be the second London Business Day immediately preceding the interest reset date that commences the reset period; and

•	a Treasury Rate Note (the “Treasury Interest Determination Date”) will be the day of the week in which the interest reset date that commences the reset period falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the reset period commencing in the next succeeding week.

      The interest determination date relating to a floating rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day that is at least two Business Days preceding the applicable interest reset date for each interest rate for the applicable floating rate Note on which each interest rate basis is determinable.

      Interest Payments. Except as provided below or in the applicable pricing supplement, interest on floating rate Notes will be payable:

•	in the case of floating rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face of the Note and in the applicable pricing supplement;

•	in the case of floating rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year, as specified on the face of the Note and in the applicable pricing supplement;

•	in the case of floating rate Notes that reset semi-annually, on the third Wednesday of each of two months of each year, as specified on the face of the Note and in the applicable pricing supplement; and

•	in the case of floating rate Notes that reset annually, on the third Wednesday of one month of each year, as specified on the face of the Note and in the applicable pricing supplement;

and in each case at maturity. If any interest payment date, other than maturity for any floating rate Note, is not a Business Day for the floating rate Note, the interest payment date will be postponed to the next day that is a Business Day for the floating rate Note, except that in the case of a LIBOR Note, if the Business Day for the floating rate Note is in the next succeeding calendar month, the interest payment date will be the immediately preceding London Business Day in each case, with the same force and effect as if made on the interest payment date. If the maturity for any floating rate Note falls on a day that is not a Business Day, all payments to be made on the day with respect to the Note will be made on the next day that is a Business Day with the same force and effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of the delayed payment.

      Accrued interest is calculated by multiplying the face amount of a Note by an accrued interest factor. Unless otherwise specified in the applicable pricing supplement, the accrued interest factor will be computed by adding the interest factors calculated for each day from the original issue date, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to that date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, Eleventh District Cost of Funds Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. The interest factor for floating rate Notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

      The calculation agent will, upon the request of the holder of any floating rate Note, provide the interest rate then in effect and, if different, the interest rate that will become effective as a result of a determination made on the most recent interest determination date with respect to the Note.

     CD Rate

      Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the spread and/or spread multiplier, if any), specified in such CD Rate Note and in the applicable pricing supplement.

      Unless otherwise indicated in the applicable pricing supplement, “CD Rate” means, with respect to any CD Interest Determination Date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors (“H.15(519)”) under the heading “CDs (secondary market).”

      If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that CD Interest Determination Date, the CD Rate will be the rate on the CD Interest Determination Date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve Bank of New York in its daily update of H.15(519), available through the website of the Board of Governors at

www.federalreserve.gov/releases/h15/update, or any successor publication (“H.15 Daily Update”) under the heading “CDs (secondary market).”

      If the rate is not published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date pertaining to that CD Interest Determination Date, then the CD Rate for that CD Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000; provided, however, that if the dealers selected by the calculation agent are not quoting as mentioned in this sentence, the CD Rate with respect to that CD Interest Determination Date will be the CD Rate in effect on that CD Interest Determination Date.

     CMT Rate

      Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate Note and the spread and/or spread multiplier, if any) specified in the CMT Rate Note and in the applicable pricing supplement.

      Unless otherwise specified in the applicable pricing supplement. “CMT Rate” means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Moneyline Telerate page (as defined below) under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT maturity index (as defined below) in the following manner.

•	If the Designated CMT Moneyline Telerate page is 7051, the CMT Rate will be the rate on the CMT Interest Determination Date.

•	If the Designated CMT Moneyline Telerate page is 7052, the CMT Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related CMT Interest Determination Date occurs.

      If no rate appears on the Designated CMT Moneyline Telerate page as indicated above, the following procedures will be followed in the order set forth below:

(1) If the rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time on the related calculation date, then the CMT Rate for the CMT Interest Determination Date will be the treasury constant maturity rate for the Designated CMT maturity index as published in the relevant H.15(519).

(2) If this rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT Rate on the CMT Interest Determination Date will be the treasury constant maturity rate for the Designated CMT maturity index, or other United States treasury rate for the Designated CMT maturity index, for the CMT Interest Determination Date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of such rates is comparable to the rate formerly displayed on the Designated CMT Moneyline Telerate page and published in the relevant H.15(519).

(3) If this information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will calculate the CMT Rate on the CMT Interest Determination Date as follows.

•	The CMT Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury Securities. The Treasury Securities will be the most recently issued direct non-callable fixed rate obligations of the United States, with an original maturity of approximately the Designated CMT maturity index and a remaining term to maturity of not less than the Designated CMT maturity index minus one year.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

•	If three or four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(4) If the calculation agent is unable to obtain three Treasury Security quotations as described in (3) above, the CMT Rate on the CMT Interest Determination Date will be calculated by the calculation agent as follows:

•	The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury Securities with an original maturity of the number of years that is the next highest to the Designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

•	If two Treasury Securities with an original maturity, as described above, have remaining terms to maturity equally close to the Designated CMT maturity index, the calculation agent will obtain quotations for the Treasury Security with the shorter remaining term to maturity and will use those quotations to calculate the CMT Rate as set forth above.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotations, as the case may require.

•	If three or four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

(5) If fewer than three dealers selected by the calculation agent provide quotations as described above, the CMT Rate determined as of the CMT Interest Determination Date will be the CMT Rate in effect on such CMT Interest Determination Date.

      “Designated CMT Moneyline Telerate page” means the display on the Moneyline Telerate, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Moneyline Telerate page will be 7052 for the most recent week.

      “Designated CMT maturity index” means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT maturity index will be two years.

      The CMT Rate for a Treasury security maturity as published as of any Business Day is intended to be indicative of the yield of a U.S. Treasury security having as of that Business Day a remaining term to maturity equivalent to its maturity. The CMT Rate as of any Business Day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or affiliates of the agents. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

     Commercial Paper Rate

      Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable pricing supplement.

      Unless otherwise indicated in the applicable pricing supplement, “Commercial Paper Rate” means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as that rate is published in H.15(519) under the heading “Commercial Paper — Nonfinancial.”

      If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper — Nonfinancial.”

      If by 3:00 P.M., New York City time, on the calculation date the rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on the Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the index maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to that Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on the Commercial Paper Interest Determination Date.

      “Money Market Yield” means a yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

D × 360
Money Market Yield =		× 100
360 - (D × M)

where “D” refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate

      Each Eleventh District Cost of Funds Rate Note will bear interest at the interest rate (calculated with reference to the Eleventh District Cost of Funds Rate and the spread and/or spread multiplier, if any) specified in the Eleventh District Cost of Funds Rate Note and in the applicable pricing supplement.

      Unless otherwise specified in the applicable pricing supplement, “Eleventh District Cost of Funds Rate” means, with respect to any Eleventh District Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the Eleventh District Interest Determination Date as set forth under the caption “11th District” on the display on Moneyline Telerate (or any successor service) on page 7058 (or any successor page as may replace such page on such service) (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on the Eleventh District Interest Determination Date.

      If the rate does not appear on Moneyline Telerate Page 7058 on the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate on the Eleventh District Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “FHLB Index”) by the FHLB of San Francisco as the cost of funds for the calendar month immediately preceding the date of the announcement. If the FHLB of San Francisco fails to announce the rate for the calendar month immediately preceding the Eleventh District Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of the Eleventh District Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Interest Determination Date.

     Federal Funds Rate

      Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any) specified in the Federal Funds Rate Note and in the applicable pricing supplement.

      Unless otherwise specified in the applicable pricing supplement, “Federal Funds Rate” means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading “Federal Funds (effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any successor page as may replace such page on such service) (“Moneyline Telerate Page 120”).

      If the rate does not so appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Federal Funds Interest Determination Date, then the Federal Funds Rate for that Federal Funds Interest Determination Date will be the rate on that Federal Funds Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds (effective).”

      If the rate is not yet published by 3:00 P.M. New York City time, on the calculation date pertaining to that Federal Funds Interest Determination Date, then the Federal Funds Interest Rate will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on that Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent; provided, however, that if the brokers selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to that Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on that Federal Funds Interest Determination Date.

LIBOR

      Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the LIBOR Note and in the applicable pricing supplement.

      Unless otherwise indicated in the applicable pricing supplement, “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

•	With respect to any LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable pricing supplement, either:

—	if “LIBOR Reuters” is specified in the Note and the applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides for only a single rate, in which case the single rate will be used) for deposits in the Designated LIBOR Currency (as defined below) having the index maturity specified in the Note and the applicable pricing supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, which appear on the Designated LIBOR Page specified in the Note and the applicable pricing supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two offered rates appear (unless, as described above, only a single rate is required) on the Designated LIBOR Page; or

—	if “LIBOR Moneyline Telerate” is specified in the Note and applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the index maturity designated in the Note and the applicable pricing supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, which appears on the Designated LIBOR Page specified in the Note and the applicable pricing supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date.

             Notwithstanding the foregoing, if fewer than two offered rates appear on the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate will be used), or if no rate appears on the Designated LIBOR Page with respect to LIBOR Moneyline Telerate, whichever may be applicable, LIBOR with respect to that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the following bullet point paragraph.

•	With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear in the Designated LIBOR Page with respect to LIBOR Reuters (unless the specified Designated LIBOR Page by its terms provided for only a single rate, in which case the single rate will be used), or on which no rate appears on the Designated LIBOR Page with respect to the LIBOR Moneyline Telerate, as the case may be, the calculation agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the Note and the applicable pricing supplement, commencing on the second London Business Day immediately following the LIBOR Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time. If at least two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M., in the applicable principal financial center, on the LIBOR Interest Determination Date by three major banks in the principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, commencing on the second London Business Day immediately following the LIBOR Interest Determination Date having the index maturity specified in the Note and the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on the LIBOR Interest Determination Date.

      “Designated LIBOR Currency” means, with respect to any LIBOR Note, U.S. dollars.

      “Designated LIBOR Page” means either:

•	if “LIBOR Reuters” is specified in the Note and the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency; or

•	if “LIBOR Moneyline Telerate” is specified in the Note and the applicable pricing supplement, the display on Moneyline Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

      If neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the Note and the applicable pricing supplement, LIBOR for the Designated LIBOR Currency will be determined as if LIBOR Moneyline Telerate (page 3750) had been chosen.

     Prime Rate

      Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any) specified in such Prime Rate Note and in the applicable pricing supplement.

      Unless otherwise indicated in the applicable pricing supplement, “Prime Rate” means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for that date under the heading “Bank prime loan.”

      If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to that Prime Interest Determination Date, the Prime Rate will be the rate on that date published in H.15 Daily Update under the heading “Bank prime loan.” If the rate is not published either in H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date pertaining to that Prime Interest Determination Date, the Prime Rate will be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen US PRIME 1 Page (as defined below) as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, for that Prime Interest Determination Date, or, if fewer than four rates appear on the Reuters Screen US PRIME 1 Page for that Prime Interest Determination Date, the rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by 360) as of the close of business on that Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested.

      If fewer than two quotations are quoted as described above, the Prime Rate for that Prime Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the prime rates quoted in The City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by a federal or State authority, selected by the calculation agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected are not quoting as mentioned in this sentence, the Prime Rate with respect to that Prime Interest Determination Date will be the interest rate otherwise in effect on that Prime Interest Determination Date.

      “Reuters Screen US PRIME 1 Page” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate

      Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any) specified in such Treasury Rate Note and in the applicable pricing supplement.

      Unless otherwise specified in the applicable pricing supplement, “Treasury Rate” means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States (“Treasury Bills”) having the index maturity specified in the applicable pricing supplement and the Note and published under the heading “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 or any other page as may replace that page on such service) or page 57 (or any other page as may replace that page on that service) or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the rate for Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High.”

      If the rate is not so published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, the Treasury Rate on the Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the auction rate of the Treasury Bills as announced by the United States Department of the Treasury.

      In the event that the auction rate is not so announced by the United States Department of the Treasury on the calculation date, or if no auction of Treasury Bills is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of Treasury Bills having the index maturity as published in H.15(519) under the heading “U.S. Government Securities/ Treasury Bills/ Secondary Market” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the heading “U.S. Government Securities/ Treasury Bills/ Secondary Market.”

      If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of the Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

      “Bond Equivalent Yield ” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × N
Bond Equivalent Yield =		× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Indexed Notes

      Notes may be issued as Indexed Notes, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The pricing supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of the Indexed Note will be determined, certain tax consequences to holders of Indexed Notes, certain risks associated with an investment in the Indexed Notes and other information relating to the Indexed Notes.

      An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular commodity and economic and political events over which we have no control. Fluctuations in the price of any particular security or commodity or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price that may occur during the term of any Indexed Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to securities and/or commodities transactions.

Amortizing Notes

      We may offer Notes (“Amortizing Notes”) with the amount of principal and interest on the Notes payable in installments over the term of the Notes. Interest on each Amortizing Note will be computed as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of the Note and will be available, upon request, to subsequent holders.

Original Issue Discount Notes

      We may from time to time offer Original Issue Discount Notes. The applicable pricing supplement with respect to certain Original Issue Discount Notes may provide that holders of Original Issue Discount Notes will not receive periodic payments of interest. For the purpose of determining whether holders of the requisite principal amount of debt securities outstanding under the applicable Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes will be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of the Original Issue Discount Note as of the date of such determination.

      Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a Note is an Original Issue Discount Note, the amount payable on that Note in the event of maturity prior to the stated maturity will be the Amortized Face Amount of the Note as of the maturity.

Interest Rate Reset

      If we have the option with respect to any Note to reset the interest rate, in the case of a fixed rate Note, or to reset the spread and/or spread multiplier, in the case of a floating rate Note, the pricing supplement relating to the Note will indicate that option and:

•	the date or dates on which we may reset the interest rate or the spread and/or spread multiplier, as the case may be, each referred to as an “optional reset date”; and

•	the basis or formula, if any, for the resetting.

      We may exercise the option to reset the interest rate, spread and/or spread multiplier, as the case may be, on a Note by notifying the trustee of our election at least 45 but not more than 60 days prior to an optional reset date for the Note. Not later than 40 days prior to the optional reset date, the trustee will mail to the holder of the Note a reset notice, first class, postage prepaid, setting forth:

•	our election to reset the interest rate, in the case of a fixed rate Note, or the spread and/or spread multiplier, in the case of a floating rate Note;

•	the new interest rate or the new spread and/or spread multiplier, as the case may be; and

•	the provisions, if any, for redemption during the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the Note (each such period being referred to in this prospectus supplement as a “subsequent interest period ”), including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

      Notwithstanding the foregoing, not later than 20 days prior to an optional reset date for a Note, we may, at our option, revoke the interest rate, in the case of a fixed rate Note, or the spread and/or spread multiplier, in the case of a floating rate Note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate Note, or a higher spread and/or spread multiplier, in the case of a floating rate Note, for the subsequent interest period commencing on the optional reset date by mailing or causing the trustee to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the Note. The notice will be irrevocable. All Notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear the higher interest rate, in the case of a fixed rate Note, or higher spread and/or spread multiplier, in the case of a floating rate Note, whether or not those Notes are tendered for repayment as provided in the next paragraph.

      If we elect to reset the interest rate or the spread and/or spread multiplier of a Note, the holder of the Note will have the option to elect repayment of the Note, in whole but not in part, on any optional reset date at a price equal to the outstanding principal amount of the Note plus any accrued interest to, but not including, such optional reset date. For a Note to be so repaid on an optional reset date, the holder of the Note must follow the procedures set forth below under “— Repayment at the Option of the Holder” for optional repayment, except that the period for delivery of the Note or notification to the trustee will be at least 25 but not more than 35 days prior to the optional reset date.

Extension of Maturity

      If we have the option to extend the stated maturity of any Note for one or more periods, each referred to in this prospectus supplement as an “extension period,” up to but not beyond the “final maturity date” set forth in the pricing supplement relating to the Note, the pricing supplement will indicate that option.

      We may exercise the option to extend the stated maturity of a Note by notifying the trustee of our election to exercise at least 45 but not more than 60 days prior to the stated maturity of such Note in effect prior to the exercise of the option, referred to as the “original stated maturity.” No later than 40 days prior to the original stated maturity, the trustee will mail to the holder of the Note an extension notice relating to the extension period, first class, postage prepaid, setting forth:

•	our election to extend the stated maturity of the Note;

•	the new stated maturity;

•	in the case of a fixed rate Note, the interest rate applicable to the extension period or, in the case of a floating rate Note, the spread and/or spread multiplier applicable to the extension period; and

•	the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.

      Upon the mailing by the trustee of an extension notice to the holder of a Note, the stated maturity of the Note will be extended automatically as set forth in the extension notice, and, except as modified by the extension notice and as described in the next two paragraphs, the Note will have the same terms as prior to the mailing of such extension notice.

      Notwithstanding the foregoing, not later than 20 days prior to the original stated maturity for a Note, we may, at our option, revoke the interest rate, in the case of a fixed rate Note, or the spread and/or spread multiplier, in the case of a floating rate Note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate Note, or a higher spread and/or spread multiplier, in the case of a floating rate Note, for the extension period by mailing or causing the trustee to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the Note. The notice will be irrevocable. All Notes with respect to which the stated maturity is extended will bear the higher interest rate or higher spread and/or spread multiplier, as the case may be, for the extension period whether or not those Notes are tendered for repayment as provided in the next paragraph.

      If we elect to extend the stated maturity of a Note, the holder of the Note will have the option to elect repayment of the Note, in whole but not in part, by us at the original stated maturity at a price equal to the outstanding principal amount of the Note plus any accrued interest to, but not including, that date. In order for a Note to be so repaid on the original stated maturity, the holder of the Note must follow the procedures set forth below under “— Repayment at the Option of the Holder” for optional repayment, except that the period for delivery of such Note or notification to the trustee will be at least 25 but not more than 35 days prior to the original stated maturity.

Renewable Notes

      We may from time to time offer Notes which will mature on an interest payment date specified in the applicable pricing supplement occurring in or prior to the twelfth month following the original issue date of the Notes, referred to in this prospectus supplement as the “initial maturity date,” unless the term of all or any portion of the Note (a “Renewable Note”) is renewed in accordance with the procedures described below.

      On the interest payment date occurring in the sixth month (unless a different interval, referred to as the “special election interval,” is specified in the applicable pricing supplement) prior to the initial maturity date of a Renewable Note, referred to as the “initial renewal date,” and on the interest payment date occurring in each sixth month (or in the last month of each special election interval) after the initial renewal date (each, together with the initial renewal date, a “renewal date”), the term of the Renewable Note may be extended to the interest payment date occurring in the twelfth month (or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval) after the renewal date, if the holder of the Renewable Note elects to extend the term of the Renewable Note or any portion thereof as described below. If a holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any renewal date, that portion will become due and payable on the interest payment date occurring in the sixth month (or the last month in the special election interval) after the renewal date, referred to herein as the “new maturity date.”

      A holder of a Renewable Note may elect to renew the term of the Renewable Note, or if so specified in the applicable pricing supplement, any portion of the Renewable Note, by delivering a notice to such effect to the trustee at the Corporate Trust Office not less than 15 nor more than 30 days prior to the renewal date (unless another period is specified in the applicable pricing supplement as the “special election period ”). The election will be irrevocable and will be binding upon each subsequent holder of that Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of the Renewable Note only if so specified in the applicable pricing supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable pricing supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the stated maturity specified for the Renewable Notes in the applicable pricing supplement.

      If the holder does not elect to renew the term, the Renewable Note must be presented to the trustee (or any duly appointed paying agent) simultaneously with notice of the election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States, within five Business Days of the date of such notice). With respect to a Renewable Note that is a certificated Note, as soon as practicable following receipt of such Renewable Note the trustee (or any duly appointed paying agent) shall issue in exchange therefor in the name of such holder:

•	a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election not to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the original issue date and the initial interest rate and except that such Note shall have a fixed, nonrenewable stated maturity on the new maturity date); and

•	if such election not to renew is made with respect to less than the full principal amount of such holder’s Renewable Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew was made, with terms identical to the exchanged Renewable Notes.

Combination of Provisions

      If so specified in the applicable pricing supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under “— Interest Rate Reset,” “— Extension of Maturity” and “— Renewable Notes.”

Redemption at Our Option

      Unless one or more “redemption dates” are specified in the applicable pricing supplement, the Notes will not be redeemable prior to their stated maturity. If one or more redemption dates are specified with respect to any Note, the applicable pricing supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of the Note) and the redemption period or periods during which the redemption prices will apply. Unless otherwise specified in the applicable pricing supplement, any such Note will be redeemable at our option at the specified redemption price applicable to the redemption period during which the Note is to be redeemed, together with interest accrued to the redemption date. We may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice to the holders thereof.

      Unless otherwise specified in the applicable pricing supplement, the Notes will not be subject to any sinking fund.

Repayment at the Option of the Holder

      Unless otherwise specified in the applicable pricing supplement, Notes cannot be repaid prior to stated maturity. If a Note is repayable at the option of the holder on a date or dates specified prior to stated maturity, the applicable pricing supplement will set forth the price or prices of the repayment, together with accrued interest to the date of repayment.

      For a Note that is repayable at the option of the holder to be repaid, the trustee must receive at least 30 but not more than 60 days prior to the repayment date:

•	appropriate wire instructions; and

•	either:

—	the Note with the form entitled “Option to Elect Repayment” attached to the Note duly completed; or

—	a telegram, telex, facsimile transmission or letter (first class, postage prepaid) from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the portion of the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised by the holder and a guarantee that the Note to be repaid with the form entitled “Option to Elect Repayment” attached to the Note duly completed will be received by the trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and the Note and form duly completed must be received by the trustee by such fifth Business Day.

      Exercise of the repayment option by the holder of a Note will be irrevocable, except that a holder who has tendered a Note for repayment may by written notice to the trustee revoke the tender for repayment until the close of business on the tenth calendar day prior to the repayment date. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the trustee, whose determination will be final, binding and nonappealable.

      While the Book-Entry Notes are represented by global securities held by or on behalf of the Depositary and registered in the name of the Depositary or its nominee, the option for repayment may be exercised only by the applicable Participant (as defined under “— Book-Entry System”) that has an account with the Depositary, on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes. Such option may be exercised by delivering a written notice substantially similar to the above-mentioned form duly completed to the trustee at its Corporate Trust Office (or any other address of which we will from time to time notify the holders), at least 30 but not more than 60 days prior to the date of repayment. Notices of elections from Participants on behalf of an owner of a beneficial interest in the global security or securities representing the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving the notice. In order to ensure that a notice is received by the trustee on a particular day, the owners of a beneficial interest in the global security or securities representing the Book-Entry Notes must so direct the applicable Participant before the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of a beneficial interest in the global security or securities representing Book-Entry Notes should consult the Participants through which they own their interest in the Book-Entry Notes therein for the respective deadlines for these Participants. All notices shall be executed by a duly authorized officer of the Participant (with signatures guaranteed) and will be irrevocable. In addition, owners of a beneficial interest in the global security or securities representing Book-Entry Notes shall effect delivery at the time the notices of election are given to the Depositary by causing the applicable Participant to transfer the holder’s beneficial interest in the global security or securities representing the Book-Entry Notes, on the Depositary’s records, to the trustee. See “— Book-Entry System.”

      Notwithstanding anything in this prospectus supplement to the contrary, unless otherwise specified in the applicable pricing supplement, if a Note is an Original Issue Discount Note, the amount payable on the Note in the event of redemption or repayment prior to its stated maturity shall be the Amortized Face Amount of the Note, as specified in the applicable pricing supplement, as of the redemption date or the date of repayment, as the case may be.

Repurchase

      We may at any time purchase Notes at any price or prices in the open market or otherwise. We may hold, resell or, at our discretion, surrender to the trustee for cancellation any Notes we so purchase.

Guarantees

      Payment of principal of, premium, if any, and interest on the Senior Notes will be guaranteed fully unconditionally, jointly and severally, by certain of our homebuilding subsidiaries. Each Guarantee of the Senior Notes will be an unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness.

      The Senior Indenture provides that, in the event any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

      The Senior Indenture provides that any subsidiary of the Company that provides a guarantee of the Specified Indebtedness (as defined below), other than Finance Subsidiaries, will guarantee the Senior Notes. The Senior Indenture provides that any Guarantor may be released from its Guarantee so long as (1) no default or Event of Default exists or would result from release of such Guarantee, (2) the Guarantor being released has Consolidated Net Worth of less than 5% of the Company Consolidated Net Worth as of the end of the most recent fiscal quarter, (3) the Guarantors released from their Guarantees in any year-end period comprise in the aggregate less than 10% (or 15% if and to the extent necessary to permit us to cure a default) of the Company’s Consolidated Net Worth as of the end of the most recent fiscal quarter, (4) such release would not have a material adverse effect on the homebuilding business of the Company and its subsidiaries and (5) the Guarantor is released from its guarantee(s) under the Specified Indebtedness. If there are no guarantors under the Specified Indebtedness, Guarantors under the Senior Indenture will be released from their Guarantees.

Certain Covenants

      Restrictions on Secured Debt. The Senior Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary (other than any Finance Subsidiary) to, create, incur, assume or guarantee any Secured Debt unless the Senior Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1)	Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;

(2)	Security Interests in property at the time of its acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the property of the Company or a Restricted Subsidiary prior to such transaction);

(3)	Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(4)	Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item; and

(5)	Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary that is wholly owned (directly or indirectly) by the Company or Security Interests securing the Company’s Indebtedness owing to a Guarantor.

      Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

      In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Senior Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) above and any Secured Debt in relation to which the Senior Notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the provisions of clauses (1) through (3) described under “Limitation on Sale and Leaseback Transactions” have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).

      The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Indebtedness (as defined below) by virtue of the definition of Secured Debt, and will not restrict the Company’s or the Guarantors’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

      Limitation on Sale and Leaseback Transactions. The Senior Indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

•	the net proceeds received therefrom are equal to or exceed the fair value of such property so leased, as determined by the Board of Directors, chairman of the board, vice chairman, president or principal financial officer of the Company,

•	we or any of our Restricted Subsidiaries would be entitled to incur Secured Debt as described in “Restrictions on Secured Debt” above,

•	we, or a Restricted Subsidiary, within 180 days of the effective date of any Sale and Leaseback Transaction, apply an amount equal to the fair value of the property so leased to the retirement of our Funded Indebtedness,

•	the Sale and Leaseback Transaction relates to a sale which occurs within 180 days from the date of acquisition of that property by us or any of our Restricted Subsidiaries or the date of the completion of construction or commencement of full operations on that property, whichever is later, or

•	the Sale and Leaseback Transaction was consummated prior to the date of the Senior Indenture.

      Additional Guarantees. The Senior Indenture provides that the Company shall not permit, any Subsidiary that is not a Guarantor, directly or indirectly, to guarantee any obligations of the Company under the Specified Indebtedness unless such Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which such Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as the Specified Indebtedness is guaranteed, the Company’s obligations under the Senior Indenture and the Senior Notes. The Company shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Subsidiary.

      SEC Reports. The Senior Indenture provides that we will deliver to the Trustee and each Holder of Senior Notes, within 15 days after we file the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, exclusive of exhibits, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. So long as any Senior Notes remain outstanding, we shall file with the SEC such reports as may be required pursuant to Section 13 of the Exchange Act in respect of a security registered pursuant to Section 12 of the Exchange Act. If we are not subject to the requirements of Section 13 or 15(d) of the Exchange Act (or otherwise required to file reports pursuant to the immediately preceding sentence), we shall deliver to the Trustee and to each Holder of Senior Notes, within 15 days after we would have been required to file such information with the SEC were we required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which we would have been required to include in such quarterly or annual reports, information, documents or other reports if we had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of TIA Section 314(a).

Consolidation, Merger and Sale of Assets

      Neither the Company nor the Guarantors will consolidate or merge into or sell, assign, transfer or lease all or substantially all of our or their assets to another person unless:

(1) the person is a corporation organized under the laws of the United States of America or any state thereof;

(2) the person assumes by supplemental indenture all of the obligations of us or such Guarantor, as the case may be, relating to the Senior Notes, the Guarantees and the Senior Indenture, as the case may be;

(3) the person assumes by supplemental indenture all of our obligations relating to the Subordinated Notes and the Subordinated Indenture; and

(4) immediately after the transaction no Event of Default exists; provided that in respect of the Senior Notes, this clause (4) will not restrict or be applicable to a merger, consolidation or liquidation of a Guarantor with or into the Company or another Subsidiary that is wholly owned, directly or indirectly, by the Company that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly owned, directly or indirectly, by the Company.

      Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for the Company or such Guarantor (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the applicable Indenture. The successor corporation may then exercise every power and right of the Company or such Guarantor under the applicable Indenture, and the Company or such Guarantor, as applicable, will be released from all of its respective liabilities and obligations in respect of the Notes and the applicable Indenture. If the Company or any Guarantor leases all or substantially all of its assets, the lessee corporation will be the successor to the Company or such Guarantor and may exercise every power and right of the Company or such Guarantor, as the case may be, under the applicable Indenture, but the Company or such Guarantor, as the case may be, will not be released from its respective obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

Events of Default

      An “Event of Default” with respect to the Senior Notes is defined in the Senior Indenture as being:

(1) default in the payment of interest on the Senior Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) default in the payment of all or any part of the principal or premium, if any, on the Senior Notes when and as the same become due and payable at maturity, at redemption, by declaration of acceleration or otherwise;

(3) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Senior Notes, the Senior Indenture or a Supplemental Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the assets or property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;

(5) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;

(6) (a) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded (including satisfaction of such Indebtedness) within a period of ten Business Days after such acceleration by the holders of such Indebtedness, any Event of Default under this clause (6) will be deemed to be cured and any acceleration hereunder will be deemed withdrawn or rescinded; or (b) the failure by the Company or any of its Significant Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries with an outstanding aggregate principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(7) one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries, which are $25,000,000 or more individually or $40,000,000 or more in the aggregate, at any one time rendered against the Company or any of its Restricted Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (a) 60 days after the judgment becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (b) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties; or

(8) the Guarantee of any Guarantor shall fail to remain in full force and effect except in accordance with the Senior Indenture or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of its Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of its Guarantee, or any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect.

      An “Event of Default” with respect to the Subordinated Notes is defined in the Subordinated Indenture as being:

(1) default in the payment of interest on the Subordinated Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) default in the payment of all or any part of the principal or premium, if any, on the Subordinated Notes when and as the same become due and payable at maturity, at redemption, by declaration of acceleration or otherwise;

(3) default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Subordinated Notes, the Subordinated Indenture or a Supplemental Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the assets or property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;

(5) the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;

(6) (a) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded (including satisfaction of such Indebtedness) within a period of ten Business Days after such acceleration by the holders of such

Indebtedness, any Event of Default under this clause (6) will be deemed to be cured and any acceleration hereunder will be deemed withdrawn or rescinded; or (b) the failure by the Company or any of its Significant Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries with an outstanding aggregate principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); or

(7) one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries, which are $25,000,000 or more individually or $40,000,000 or more in the aggregate, at any one time rendered against the Company or any of its Significant Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (a) 60 days after the judgment becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (b) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties.

      The applicable Indenture provides that if an Event of Default (other than an Event of Default described in clauses (4) or (5) of the definitions above) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of debt securities issued under the applicable Indenture then outstanding may declare the principal amount of all the debt securities and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest on debt securities of that series) may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. If an Event of Default described in clauses (4) or (5) in the definitions above occurs and is continuing, then the principal amount of all the debt securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

      The applicable Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the Notes before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of the Notes. The applicable Indenture also provides that the holders of a majority in principal amount of the outstanding debt securities issued under the applicable Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

      No holder of Notes will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of an Event of Default with respect to the Notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities issued under the applicable Indenture shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request shall have been given to the Trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities under the applicable Indenture. However, any right of a holder of Notes to receive payment of the principal of and any interest on the Notes on or after the dates expressed in the Notes and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.

      The applicable Indenture contains a covenant that we will file annually with the Trustee a certificate as to the absence of any default or specifying any default exists.

Certain Definitions

      The following defined terms apply to the Senior Notes and the Subordinated Notes:

      “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of or in a Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the original issue date, including, without limitation, all Preferred Stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the applicable Indenture.

      “Indebtedness” means (a) any liability of any Person (i) for borrowed money, or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (iii) for the payment of money relating to a Capitalized Lease Obligation or (iv) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability; (c) all Indebtedness referred to in (but not excluded from) clauses (a) and (b) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (d) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.

      “Indenture” means the Senior Indenture or the Subordinated Indenture, as the context may require.

      “Notes” means the notes issued under the Indentures, as supplemented from time to time in accordance with the terms of the applicable Indenture.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

      “Redeemable Capital Stock” means any Capital Stock of the Company or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (b) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (c) is convertible into or exchangeable for debt securities at any time on or prior to such final stated maturity.

      “Senior Indenture” means the indenture dated as of December 2, 2002 between the Company and U.S. Bank National Association as trustee, as amended or supplemented from time to time.

      “Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our total stockholders’ equity, in each case as of the end of the most recent fiscal year.

      “Subordinated Indenture” means the indenture dated as of October 6, 2004 between the Company and U.S. Bank National Association as trustee, as amended or supplemented from time to time.

      “Subsidiary” means any Person of which at the time of determination by us, directly and/or indirectly through one or more Subsidiaries, we own more than 50% of the shares of its Voting Stock.

      “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

      The following defined term applies to the Senior Notes only:

      “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Company and the Guarantors under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

      “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person determined in accordance with GAAP.

      “Finance Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of (a) the mortgage financing business or (b) the insurance business.

      “Funded Indebtedness” means notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed which by their terms mature at or are extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Guarantors” means Richmond American Homes of California, Inc., Richmond American Homes of Maryland, Inc., Richmond American Homes of Nevada, Inc., Richmond American Homes of Virginia, Inc., Richmond American Homes of Arizona, Inc., Richmond American Homes of Colorado, Inc., M.D.C. Land Corporation, RAH Texas Holdings, LLC, RAH of Florida, Inc., RAH of Texas, LP, Richmond American Construction, Inc., Richmond American Homes of Texas, Inc., Richmond American Homes of Utah, Inc., Richmond American Homes of West Virginia, Inc., Richmond American Homes of Illinois, Inc., Richmond American Homes of Delaware, Inc., Richmond American Homes of Pennsylvania, Inc., Richmond American Homes of Florida, LP, Richmond American Homes of New Jersey, Inc., and any other Subsidiary of the Company that executes and delivers a guarantee of the Senior Notes pursuant to the provisions of the Senior Indenture.

      “Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.

      “Restricted Subsidiary” means any Guarantor and any successor to such Guarantor.

      “Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or a Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary for more than a three-year term.

      “Secured Debt” means any Indebtedness, except Indebtedness of the Finance Subsidiaries, which is secured by (i) a Security Interest in any of the property of the Company or any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or in equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

      “Security Interests” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

      “Specified Indebtedness” means Indebtedness under (i) the Senior Notes, (ii) the Senior Indenture and (iii) the Credit Agreement dated as of April 8, 2004, among the Company and the banks named therein, as amended or supplemented from time to time, and any refinancing, extension, renewal or replacement of any of the foregoing.

      The following defined term applies to the Subordinated Notes only:

      “Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company for any deficiency.

Modification and Waiver

      We and the Trustee, with the consent of the holders of at least a majority of the principal amount of the outstanding Notes, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the

Notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding security affected by the supplemental indenture, among other things:

(1) change the final maturity of the Notes, or reduce the rate or extend the time of payment of interest on the Notes, or reduce the principal amount of the Notes, or impair the right to institute suit for payment of the Notes;

(2) change the redemption provisions or the definitions relating thereto in any manner adverse to the holders of the Notes;

(3) reduce the percentage of Notes whose consent the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences provided in the applicable Indenture; or

(4) modify any of the provisions regarding the modification of the applicable Indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.

      Our Board of Directors does not have the power to waive any of the covenants of the Indentures. We and the Trustee may modify or amend provisions of the Indentures without the consent of any holder for any of the following purposes:

(1) to evidence the succession of another Person to us or any Guarantor under the applicable Indenture and the Notes;

(2) to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon us or such Guarantor by the applicable Indenture;

(3) to add Events of Default for the benefit of the holders of the Notes;

(4) to secure any debt securities under the applicable Indenture;

(5) to establish the form or terms of the debt securities of any series;

(6) to add Guarantors;

(7) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the applicable Indenture by more than one Trustee;

(8) to close the applicable Indenture to authentication and delivery of additional series of debt securities and to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided such action does not adversely affect the interests of holders of the Notes; or

(9) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect.

      The holders of at least a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all debt securities, waive any past default under the applicable Indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any debt security or (2) in respect of a covenant or provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.

Other Provisions

      Any provisions with respect to the determination of an interest rate basis, the specification of interest rate basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any Note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified under “Other Provisions” on the face of the Note, or in an annex attached to the Note if specified on the face of the Note, and in the applicable pricing supplement.

Book-Entry System

      The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered global security will be issued for each issue of the Notes, each in the aggregate principal amount of the issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount, if any, permitted by the Depositary, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of the issue.

      The following is based on information furnished by the Depositary:

      The Depositary is:

—	a limited purpose trust company organized under the New York Banking Law;

—	a “banking organization” within the meaning of the New York Banking Law;

—	a member of the Federal Reserve System;

—	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

—	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

      The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the NASD. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

      Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary’s records. The ownership interest of beneficial owners of each Book-Entry Note is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners of a global security representing Book-Entry Notes will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued.

      To facilitate subsequent transfers, all global securities representing Book-Entry Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or another name as may be requested by an authorized representative of the Depositary. The deposit of global securities with the Depositary and their registration in the name of Cede & Co., or any other name requested by an authorized representative of the Depositary, effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the global securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts the Book-Entry Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Delivery of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in the issue to be redeemed.

      Neither the Depositary nor Cede & Co. will consent or vote with respect to the global securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

      Principal and interest payments on the global securities representing the Book-Entry Notes will be made to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on that date.

      Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participant and not of the Depositary, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of us or the paying agent, disbursement of the payments to Direct Participants is the responsibility of the Depositary, and disbursement of payments to the beneficial owners is the responsibility of Direct Participants and Indirect Participants.

      A beneficial owner will give notice of any option to elect to have its Book-Entry Notes purchased or tendered by us, through its Participant, to the paying agent, and shall effect delivery of the Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the global security or securities representing the Book-Entry Notes, on the Depositary’s records, to the paying agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the Book-Entry Notes are transferred by Direct Participants on the Depositary’s records.

      The Depositary may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us or to the trustee.

      If the Depositary is at any time unwilling or unable to continue as depositary or if the Depositary ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, and, in either case, we do not appoint a successor depositary within 90 days, we will issue individual certificated Notes in exchange for Book-Entry Notes represented by global securities. In addition, we may at any time, and in our sole discretion, determine not to have one or more Book-Entry Notes represented by one or more global securities and, in such event, will issue individual certificated Notes in exchange for Book-Entry Notes represented by global securities. If the Notes are Book-Entry Notes represented by one or more global securities and if an Event of Default with respect to the Notes shall have occurred and be continuing, we will issue individual certificated Notes in exchange for such Book-Entry Notes represented by global securities.

      We have obtained the information in this section concerning the Depositary and the Depositary’s book-entry system from sources that we believe to be reliable, though the Depositary has declined to pass upon the accuracy of the statements contained herein.

      None of us, any agents, the trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the United States federal income tax considerations that are expected to apply to the purchase, ownership and disposition of Notes and that are expected to be material to U.S. Holders and non-U.S. Holders who purchase Notes. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), and publicly available administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to U.S. holders or non-U.S. holders of the Notes in light of their particular circumstances.

      This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding Notes as “capital assets” within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances or to beneficial owners subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for federal income tax purposes, persons whose functional currency (as defined in Section 985 of the Code) is other than the U.S. dollar, persons who hold Notes as part of a straddle, hedging or conversion transaction, expatriates, partnerships or other pass-through entities or investors in such entities, and persons who otherwise hold Notes as other than capital assets). This summary does not discuss the taxation of Notes which are considered “applicable high yield discount obligations” under Section 163(i) of the Code. Beneficial owners of applicable high yield discount obligations may be subject to special rules which will be set forth in the applicable pricing supplement, if appropriate. This summary also assumes that a taxpayer obtains any necessary consent of the Internal Revenue Service (the “IRS’’) before changing a method of accounting.

      Persons considering the purchase of Notes should consult their tax advisors with regard to the application of United States federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction.

      As used in this summary, the term “United States Holder” means a beneficial owner of a Note who or which is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

      The term “non-United States Holder” means a beneficial owner that is a nonresident alien individual or a corporation, trust or estate that is not a United States Holder.

      If a beneficial owner of the Notes is treated as a partnership or a partner in a partnership for U.S. federal income tax purposes, the tax consequences of owning and disposing of the Notes will depend on a variety of factors, including the status and activities of the partnership and its partners. Partnerships considering the purchase of the Notes, and persons who are partners in such partnerships, are urged to consult their tax advisors regarding the tax consequences associated with owning and disposing of the Notes.

Taxation of Interest — In General

      The taxation of interest on a Note depends on whether the interest constitutes “qualified stated interest” or “original issue discount” (as those terms are defined below). Interest on a Note that is qualified stated interest is includible in a United States Holder’s income as ordinary interest income when actually or constructively received (if the beneficial owner uses the cash method of accounting for federal income tax purposes) or when accrued (if the beneficial owner uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is generally treated as original issue discount and includible in a United States Holder’s income as it accrues based upon a constant yield, as described below, regardless of the beneficial owner’s method of accounting. Depending upon the terms of the Notes, as set forth in the applicable pricing supplement, a Note may have qualified stated interest, original issue discount, or both. Notwithstanding the foregoing, interest that is payable on a Note with a maturity of one year or less from its issue date, referred to as a “Short-Term Note,” is included in a United States Holder’s income under the rules described below under “— Short-Term Notes.”

     Qualified Stated Interest

      Generally, “qualified stated interest” is defined as interest that is unconditionally payable in cash or in property (other than with property constituting debt instruments of the issuer) at least annually (or treated as constructively received at least annually), and that is calculated at a single fixed rate or, under certain circumstances described below under “— Taxation of Floating Rate Notes,” at a variable rate.

      If interest is not unconditionally payable, is not paid or constructively received at least annually, or is not calculated at a single fixed rate (or a permitted variable rate), some or all of the interest will be included in the Note’s “stated redemption price at maturity” and will be taken into account as original issue discount as described below under “— Original Issue Discount.”

     Original Issue Discount

      Definition of OID. Original issue discount, or OID, is the excess, if any, of a Note’s “stated redemption price at maturity” over its “issue price.” A Note’s “stated redemption price at maturity” is the sum of all payments provided by the Note (whether designated as interest or principal) other than payments of qualified stated interest. Thus, if the interest payments on a Note do not represent qualified stated interest, the interest payments will be included in the “stated redemption price at maturity” and the Note will have OID. Also, a Note with an issue price less than its face amount by more than a de-minimis amount will generally have OID. The “issue price” and “issue date” of a Note sold for money will be the first price and the first settlement or closing date (whichever is applicable), respectively, at which a substantial amount of the Notes in the issuance that includes such Note is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

      As described more fully below, United States Holders of Notes that have OID and that mature more than one year from their issue date generally are required to include the OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States Holder’s tax basis in a Note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

      The amount of OID with respect to a Note will generally be treated as zero if the OID is less than a “de-minimis” amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or in the case of a Note that provides for payment of any amount other than qualified stated interest on one or more dates prior to maturity, the weighted average maturity of the Note). If the amount of OID with respect to a Note is less than the de-minimis amount, the OID that is not included in payments of qualified stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of de-minimis OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the Note.

      Inclusion of OID in Income. The amount of OID (other than de minimis OID) includible in the income of a United States Holder for any taxable year is determined under the constant yield method, in four steps.

      In the first step, the “yield to maturity” of the Note is computed. The yield to maturity is the discount rate that, when used in computing the present value as of the issue date of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

      In the second step, the term of the Note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

      In the third step, the total amount of OID on the Note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of OID previously includible in the gross income of any United States Holder and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Note, the amount of OID previously includible in the gross income of any United States Holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below.

      In the fourth step, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

      A United States Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that the United States Holder held Notes. In general, under the constant yield method described above, United States Holders are required to include in income increasingly greater amounts of OID in successive accrual periods.

      In the case of a Note that is redeemable at our option or repayable by us at the option of the United States Holder, the maturity and the yield to maturity of the Note are determined by assuming that we and the United States Holder will exercise or not exercise the options in a manner that minimizes the yield, in the case of options available to us, or maximizes the yield, in the case of options available to the United States Holder.

      Redemption or Payment Prior to Maturity. Certain Notes having OID may be redeemed prior to maturity or may be repayable at the option of the United States Holder. These Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of Notes with a redemption feature should examine carefully the applicable pricing supplement and should consult their tax advisors with respect to the redemption feature since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the Note.

      Aggregation. The Treasury Regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of Note is issued in connection with the same transaction or related transactions, the Notes may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat different types of Notes as being subject to the aggregation rules for purposes of computing OID.

Taxation of Fixed Rate Notes

      Generally, based upon the terms contemplated for the fixed rate Notes, and except as provided in the applicable pricing supplement, stated interest on a fixed rate Note will constitute “qualified stated interest” to the extent the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, at least annually, in cash or in property (other than our debt instruments). If these conditions are not met, the holder will take interest payments into account under the OID rules. Also, to the extent the principal amount of a fixed rate Note exceeds the issue price by more than the de-minimis amount, the excess will be taken into account as OID.

Taxation of Floating Rate Notes

      Interest on a floating rate Note that is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually will constitute “qualified stated interest” if the Note is a “variable rate debt instrument” under the rules described below and if the interest is payable at a single “qualified floating rate” or single “objective rate” (each as defined below). If the Note is a variable rate debt instrument but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of the interest that constitutes “qualified stated interest.” See “— Determination of Qualified Stated Interest and OID on Floating Rate Notes — Notes that are Variable Rate Debt Instruments” below. If interest on a floating rate Note is not unconditionally payable, is payable in our debt instruments, or is not payable (or constructively received) at least annually, or if a Note is not a variable rate debt instrument, none of the interest will constitute “qualified stated interest,” and all such interest will be taken into account under the OID rules. Also, any excess of the principal amount of a floating rate Note over the issue price of the Note will be taken into account as OID.

     Definition of a Variable Rate Debt Instrument.

      A floating rate Note is a variable rate debt instrument if all of the four following conditions are met.

      First, the “issue price” (as described below) of the Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a Note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity); or

•	15% of the total noncontingent principal payments.

      Second, the Note must provide for stated interest (compounded or paid at least annually) at:

•	one or more “qualified floating rates”;

•	a single fixed rate and one or more qualified floating rates;

•	a single “objective rate”; or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

      Third, the Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at the current value of that rate. A current value is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Fourth, the Note may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

      If any of these four conditions is not met with respect to a floating rate Note, the Note will not be treated as a “variable rate debt instrument,” so the interest on the Note will not be “qualified stated interest” but will be taken into account under the OID rules. See “— Determination of Qualified Stated Interest and OID on Floating Rate Notes — Notes That Are Not Variable Rate Debt Instruments” below.

      Definition of a Qualified Floating Rate. Subject to certain exceptions, a variable rate of interest on a Note is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate is considered a qualified floating rate if the variable rate equals (1) the product of an otherwise qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35; or (2) an otherwise qualified floating rate (or the product described in clause (1)) plus or minus a fixed rate. If the variable rate equals the product of an otherwise qualified floating rate and a single multiplier greater than 1.35 or less than or equal to 0.65, however, the rate generally is an objective rate, described more fully below. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor, governor or similar restriction that is fixed throughout the term of the Note).

      Definition of an Objective Rate. Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield or price of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). Notwithstanding the first sentence of this paragraph, a rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note’s term. The IRS may designate rates other than those specified above that will be treated as objective rates. As of the date of this prospectus supplement, no other rates have been designated. An objective rate is a “qualified inverse floating rate” if (1) the rate is equal to a fixed rate minus a qualified floating rate and (2) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the qualified floating rate (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

      If interest on a Note is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

     Determination of Qualified Stated Interest and OID on Floating Rate Notes

      The determination of the amount of qualified stated interest and OID (including interest that does not constitute qualified stated interest) on a floating rate Note will depend on whether the Note is a variable rate debt instrument, as that term is described above under “— Definition of a Variable Rate Debt Instrument.”

      Notes That Are Variable Rate Debt Instruments. In the case of a variable rate debt instrument that provides for unconditional payments, at least annually, of stated interest at a single variable rate, all stated interest is qualified stated interest and the amount of qualified stated interest and OID, if any, includible in income during a taxable year are determined under the rules applicable to fixed rate Notes (described above) by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Note.

      Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

      If a Note that is a variable rate debt instrument does not provide for interest at a single variable rate as described above, the amount of qualified stated interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows:

      First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, the fixed rate is replaced with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

      Second, a fixed rate substitute is determined for each variable rate provided by the Note. The fixed rate substitute for each qualified floating rate provided by the Note is the value of that qualified floating rate on the issue date. If the Note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Note.

      Third, an equivalent fixed rate debt instrument is constructed with terms that are identical to those provided under the Note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the Note.

      Fourth, the amount of qualified stated interest and OID is determined for the equivalent fixed rate debt instrument under the rules (described above) for fixed rate Notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See “— Taxation of Interest — Qualified Stated Interest,” “— Taxation of Interest — Original Issue Discount,” and “— Taxation of Fixed Rate Notes” above.

      Fifth, appropriate adjustments are made for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

      Notes That Are Not Variable Rate Debt Instruments. Floating rate Notes that are not variable rate debt instruments (“Contingent Notes”) are taxable under the rules applicable to contingent payment debt instruments (the “Contingent Debt Regulations”). Under the Contingent Debt Regulations, no portion of the interest payable on a Note that is not a variable rate debt instrument constitutes qualified stated interest. The Contingent Debt Regulations provide as follows.

      First, we are required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the IRS (the “AFR”). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

      Second, solely for tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the “Schedule”). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

      Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

      Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of the payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for that year and thereafter, subject to certain limitations, as ordinary loss or capital loss.

      We are required to provide each United States Holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of the schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States Holder must make the disclosure on a statement attached to the United States Holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

      In general, any gain realized by a United States Holder on the sale, exchange, redemption, retirement or other disposition of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed the United States Holder’s prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

      Indexed Notes. Although the above discussion generally applies to Indexed Notes, special rules may apply to certain Indexed Notes. The tax consequences to a United States Holder of the ownership and disposition of Indexed Notes may vary depending on the exact terms of the Notes. United States Holders intending to purchase Indexed Notes should refer to the discussion relating to taxation in the applicable pricing supplement.

Market Discount

      If a United States Holder acquires a Note that has a maturity date of more than one year from the date of its issuance and that has “market discount,” the market discount is subject to special rules. In the case of a Note that does not have OID, the Note has market discount if the tax basis of the Holder is less than the stated redemption price at maturity of the Note by more than a “de-minimis amount.” In the case of a Note that has OID, the Note has market discount if the tax basis of the Holder is less than its adjusted issue price (as defined above) by more than the “de-minimis amount.” The de-minimis amount equals .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (from the date of acquisition).

      Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a Note that has OID, any payment that is not qualified stated interest) on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments (including partial principal payments) and sales proceeds are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If the Note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount is includible as ordinary income by the United States Holder as if the United States Holder had disposed of the Note in a taxable transaction. Amounts treated as ordinary income under these rules are generally classified as interest.

      In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

      With respect to Notes with market discount, the deduction by a United States Holder of all or part of the interest expense on any indebtedness incurred or continued to purchase or to carry the Notes may be deferred until the market discount is recognized. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence does not apply. Such an election applies to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder’s tax basis in a Note is increased by the amount of market discount included in the United States Holder’s income under the election.

      In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder’s tax basis in a Contingent Note is less than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes are urged to consult their tax advisors with respect to the application of the market discount rules.

Premium and Acquisition Premium

      If a United States Holder purchases a Note at a “premium,” the United States Holder does not include any OID in gross income. A Note is purchased at a premium (or “amortizable bond premium”) if its adjusted basis in the hands of the purchaser immediately after the purchase exceeds the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest. United States Holders may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the Note (where the Note is not redeemable prior to its maturity date). In the case of Notes that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States Holder will exercise or not exercise redemption rights in a manner that maximizes the United States Holder’s yield. A United States Holder who elects to amortize bond premium must reduce the beneficial owner’s tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. If this election is made with respect to any Note, it will also apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments acquired by the United States Holder, and will be binding for all subsequent taxable years unless the election is revoked with the consent of the IRS.

      If a United States Holder purchases a Note with OID at an “acquisition premium,” the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A Note is purchased at an acquisition premium if its adjusted basis in the hands of the purchaser immediately after the purchase is (1) less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest and (2) greater than the Note’s adjusted issue price (as described above).

      If a Note is purchased at an acquisition premium, the United States Holder reduces the amount of OID otherwise includible in income during an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted basis of the Note immediately after its acquisition by the purchaser over the adjusted issue price of the Note. The denominator of the fraction is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s adjusted issue price.

      As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described under “— Taxation of Interest — Original Issue Discount” above. See “— Election to Treat All Interest as OID” below.

      In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a United States Holder’s tax basis in a Contingent Note is greater than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes are urged to consult their tax advisors with respect to the application of the acquisition premium and amortizable bond premium rules.

Pre-Issuance Accrued Interest

      If (1) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (2) the first stated interest payment on the Note is to be made within one year of the Note’s issue date and (3) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of the pre-issuance accrued interest. In this event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

Short-Term Notes

      In the case of a Note with a maturity of one year or less from its issue date (a “Short-Term Note”), United States Holders that report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, generally are required to include OID, if any, in income on the Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding.

      In the case of a United States Holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange, redemption, retirement or other disposition of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of disposition. In addition, such United States Holders are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to the Short-Term Note, until the deferred interest income is recognized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on disposition as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which the election applies, unless revoked with the consent of the IRS. A United States Holder’s tax basis in a Short-Term Note is increased by the amount included in the United States Holder’s income on the Note.

Election to Treat All Interest as OID

      United States Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “— Taxation of Original Issue Discount.” In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder’s adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder and no payments on the Note will be treated as payments of qualified stated interest. This election generally will apply only to the Note with respect to which it is made and may be revoked only with the permission of the IRS. An election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, an election for a Note with market discount results in a deemed election to accrue market discount in income currently for the Note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A United States Holder’s tax basis in a Note is increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

      The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers are urged to consult their tax advisors concerning the election to treat all interest as OID.

Integration of Notes with Other Financial Instruments

      Any United States Holder of Notes that also acquires or has acquired any financial instrument which, in combination with the Notes, would permit the calculation of a single yield to maturity or could generally constitute a variable rate debt instrument of an equivalent term, may in certain circumstances treat the Notes and the financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument would be treated as qualified stated interest.) Moreover, the IRS may require in certain circumstances that a United States Holder who owns Notes integrate the Notes with a financial instrument held or acquired by the United States Holder or a related party. United States Holders should consult their tax advisors as to this possibility.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

      A United States Holder generally recognizes gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable (other than any such amount attributable to accrued but unpaid qualified stated interest) disposition and the United States Holder’s adjusted basis in the Note. The adjusted basis in the Note generally equals the cost of the Note, increased by OID, acquisition discount or market discount previously included in income in respect thereof, and reduced (but not below zero) by any payments on the Note other than payments of qualified stated interest and by any premium amortization that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Any gain or loss is capital gain or loss, except as provided under “— Market Discount” and “— Short-Term Notes,” above. A United States Holder’s ability to deduct capital losses may be limited. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Amortizing Notes

      Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a United States Holder’s adjusted tax basis in the Amortizing Note.

Extension of Maturity and Renewable Notes

      If so indicated in the pricing supplement relating to a Note, either (i) we will have the option to extend the maturity of the Note or (ii) the holder of a Renewable Note will have the option to elect to extend the term of the Note. See “Description of Notes — Extension of Maturity” and “Description of Notes — Renewable Notes” above. The treatment of a United States Holder of Notes with respect to which such an option has been exercised (who does not elect to have us repay such Notes, in the case of Notes for which we have the option to elect to extend the maturity) on the stated maturity date will depend on the terms established for the Notes by us. The United States Holder may be treated for federal income tax purposes as having exchanged the Notes (the “old Notes”) for new Notes with revised terms (the “new Notes”). If the United States Holder is treated as having exchanged old Notes for new Notes, such exchange may be treated as either a taxable exchange or a recapitalization.

      If the exercise of either option described in the preceding paragraph is not treated as an exchange of old Notes for new Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of either option is treated as a taxable exchange of old Notes for new Notes, a United States Holder will recognize gain or loss generally equal to the difference between the issue price of the new Notes and the United States Holder’s adjusted tax basis in the old Notes. If the exercise of either such option is treated as a recapitalization, no loss will be recognized by a United States Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of the new Notes over the principal amount of the old Notes. In this regard, the meaning of the term “principal amount” is not clear. This term could be interpreted to mean the face amounts of the Notes or, instead, the “issue price” with respect to the new Notes and “adjusted issue price” with respect to the old Notes.

      Even if an exercise does not result in an exchange of the old Notes for new Notes, the old Notes may be treated as retired and then reissued on the date of exercise for the adjusted issue price of the old Notes solely for purposes of calculating original issue discount.

      Additional tax considerations may arise from the ownership of extendible Notes or Renewable Notes in light of the particular features or combination of features of the Notes. Therefore, prospective beneficial owners of extendible Notes or Renewable Notes should examine carefully the applicable pricing supplement and are urged to consult their tax advisors regarding the tax consequences of the ownership of such Notes.

Non-United States Holders

      The rules governing the U.S. federal income taxation of a non-United States Holder are complex. The following is intended solely to provide a summary of such rules. Non-United States Holders are urged to consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as any applicable treaties, with regard to an investment in the Notes.

      Under current United States federal income tax law now in effect, and subject to the discussion of effectively connected income, backup withholding and information reporting below, payments of principal and interest (including OID) with respect to a Note by us or any paying agent to a non-United States Holder are not subject to the withholding of United States federal income tax, provided in the case of interest (including OID), that:

•	the non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•	the payments are not payments of contingent interest (generally, interest (including OID), the amount of which is determined by reference to receipts, sales, cash flow, income, profits, property values, dividends or comparable attributes of us or a party related to us); and

•	the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the non-United States Holder, as discussed in the following paragraph.

      The statement requirement set forth in Section 871(h) or 881(c) of the Code is satisfied if either (1) the beneficial owner of the Note certifies, under penalties of perjury, to the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a “qualified intermediary,” a United States branch of a foreign bank or foreign insurance company or a “withholding foreign partnership”) in the chain of payment (the “withholding agent”) that such owner is a non-United States Holder and provides such owner’s name and address or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the Note certifies to the withholding agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the withholding agent (or financial institution) within 30 days of such change by furnishing a new W-8BEN (and the financial institution must promptly so inform the withholding agent). A non-United States Holder that is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding Notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of Notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information.

      If a non-United States Holder of a Note is engaged in a trade or business in the United States and if interest (including OID) on the Note is effectively connected with the conduct of that trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and/or any gain realized on the disposition of the Note in the same manner as if it were a United States Holder. In lieu of the certificate described above, the non-United States Holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if the non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or the lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      Generally, any gain or income (other than that attributable to accrued interest (including OID), which is taxable in the manner described above) realized by a non-United States Holder on the disposition of a Note is not subject to United States federal income tax unless:

•	such gain or income is effectively connected with a United States trade or business of the non-United States Holder; or

•	in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.

Backup Withholding and Information Reporting

      Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate United States Holders of Notes. In the case of a noncorporate United States Holder, backup withholding applies if:

•	the United States Holder fails to furnish his or her Taxpayer Identification Number (“TIN”) (which, for an individual, would be his or her Social Security Number) to the payor in the manner required;

•	the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that the United States Holder has failed properly to report payments of interest and dividends; or

•	in certain circumstances, the United States Holder fails to certify, under penalties of perjury, that the United States Holder has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments.

      Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against his, her or its United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

      Backup withholding and/or information reporting may apply to:

•	payments to a non-United States Holder of principal, premium and interest (including OID); and

•	payments to a non-United States Holder on the sale, exchange, redemption, retirement or other disposition of a Note,

unless the non-United States Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

      Non-United States Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available.

PLAN OF DISTRIBUTION

      The Notes are being offered on a continuous basis by M.D.C. Holdings, Inc. through Banc of America Securities LLC; BNP Paribas Securities Corp.; Citigroup Global Markets Inc.; Comerica Securities; Credit Suisse First Boston LLC; Deutsche Bank Securities Inc.; Greenwich Capital Markets, Inc.; J.P. Morgan Securities Inc.; KeyBanc Capital Markets, a division of McDonald Investments Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; SunTrust Capital Markets, Inc. Capital Markets; UBS Securities LLC; and Wachovia Capital Markets, LLC, as agents. The agents have agreed to use their commercially reasonable efforts to solicit orders to purchase Notes. The agents and MDC are parties to a distribution agreement. MDC will have the sole right to accept orders to purchase Notes and may reject proposed purchases in whole or in part. The agents will have the right to reject any proposed purchase in whole or in part. MDC reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

      The aggregate commissions or discounts payable in connection with offerings of the Notes will be determined at the time of issuance and disclosed in the applicable pricing supplement. Commissions and discounts will vary depending upon the stated maturity of the Notes.

      MDC may also sell Notes at a discount to an agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. Unless otherwise specified in the applicable pricing supplement, any Note purchased by an agent as a principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

      An agent may offer and sell Notes purchased by it as principal to other dealers. These Notes may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount received by such agent.

      MDC reserves the right to sell Notes directly to investors on its own behalf and to enter into agreements similar to the distribution agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by MDC.

      Unless Notes are issued upon the reopening of a prior series, no Note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed on any securities exchange. An agent may make a market in the Notes, but such agent is not obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. We cannot assure you of the existence or liquidity of a secondary market for any Notes, or that the maximum amount of Notes will be sold.

      MDC will disclose its estimated total expenses for the offering, excluding underwriting commissions and discounts, in the applicable pricing supplement.

      Any agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. MDC has agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. MDC will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the Notes.

      Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in U.S. dollars in New York City on the date of settlement.

      Concurrently with the offering of Notes through the agents as described in this prospectus supplement, MDC may issue other securities under the applicable indenture referred to in the prospectus.

      In connection with an offering of Notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If those agents create a short position in Notes, i.e., if they sell Notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these type of purchases.

      In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with MDC and certain of its affiliates. In addition, certain of the agents or their affiliates are lenders under MDC’s existing credit facilities. Accordingly, any offerings under this prospectus supplement will be conducted in accordance with Rule 2710(h) of the NASD.

LEGAL MATTERS

      Certain matters with respect to the legality and binding nature of the securities are being passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado. Cahill Gordon & Reindel LLP, New York, New York, will pass upon specified legal matters in connection with this offering for the agents.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, relating to the financial statements as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

M.D.C. Holdings, Inc.
$1,000,000,000

        The following are types of securities that we may offer and sell under this prospectus:

•	common stock

•	preferred stock

•	debt securities
      We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

•	Maturity

•	Interest rate

•	Sinking fund terms

•	Currency of payments

•	Redemption terms

•	Listing on a securities exchange

•	Amount payable at maturity

•	Guarantees by some of our subsidiaries
      This prospectus is not an offer to sell those securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Our common stock, par value $0.01 per share, trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “MDC.” We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
December 1, 2005

i

M.D.C. HOLDINGS, INC.
      M.D.C. Holdings, Inc., or MDC, is a Delaware corporation. We started business in 1972. Our primary business is owning and managing subsidiary companies which build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation which originates mortgage loans primarily for our homebuyers; American Home Insurance Agency, Inc., which sells casualty insurance products to our homebuyers; and American Home Title and Escrow, Inc. which provides title insurance and closing services for our customers. Unless specifically stated otherwise, references in this prospectus or any prospectus supplement to “we,” “us” or “our” include only MDC, and not our subsidiaries.
      Our principal executive offices are at 4350 South Monaco Street, Suite 500, Denver, Colorado 80237 (telephone (303) 773-1100). Additional information about us can be obtained on the investor relations section of our website. Our website is www.richmondamerican.com, although the information on our website is not incorporated into this prospectus.
      You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
USE OF PROCEEDS
      Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.
DESCRIPTION OF COMMON STOCK
      MDC has authorized 100,000,000 shares of common stock. At October 31, 2005, we had approximately 44,600,000 shares outstanding.
DESCRIPTION OF PREFERRED STOCK
      MDC has authorized 25,000,000 shares of preferred stock, none of which were outstanding as of October 31, 2005. Shares of preferred stock may be issued in one or more series, as authorized by our board of directors with any rights and restrictions that are specified by our board of directors and permitted by Delaware law. When our board of directors specifies the terms of the preferred stock, the terms will be set forth in a certificate of designations to be filed with the secretary of state of Delaware.
DESCRIPTION OF THE DEBT SECURITIES
      The debt securities will be direct unsecured obligations of MDC and may be senior debt securities, senior subordinated debt securities or junior subordinated debt securities. The total amount of additional debt securities that we may issue is limited by covenants in our existing debt instruments to approximately $1,040.0 million as of September 30, 2005, assuming no additional cash flow.
      The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.
      MDC may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement. Our board of directors has designated

1

$500,000,000 of the securities that may be offered hereby for issuance under our current medium-term note program.
      Debt securities may or may not be guaranteed by our subsidiaries.
LEGAL MATTERS
      The validity of the common stock and the preferred stock and the status of the debt securities as binding obligations of MDC and any guarantees as binding obligations of the guarantors will be passed on for MDC by Holme Roberts & Owen llp, Denver, Colorado.
EXPERTS
      The consolidated financial statements of M.D.C. Holdings, Inc. appearing in M.D.C. Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:
Judiciary Plaza, Room 10024
450 Fifth Street, N.W.
Washington, D.C. 20549
      You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are also available through the New York Stock Exchange, on which our common stock is listed, at 20 Broad Street, New York, N.Y. 10005.
      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.
      We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

2

      This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document (provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K). They contain important information about our company and its financial condition.

Filing	Period

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005, June 30, 2005 and September 30, 2005
Annual Report on Form 10-K	Year ended December 31, 2004
Current Report on Form 8-K	Filed February 1, 2005, February 28, 2005, June 29, 2005, July 7, 2005, July 20, 2005, July 27, 2005 and September 30, 2005
      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (excluding any information furnished under Item 2.02 or Item 7.01 of Form 8-K) shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
Joseph H. Fretz
Secretary and Corporate Counsel
M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, Colorado 80237
(303) 773-1100
      Additional information about us can be obtained on the investor relations section of our website. Our website is www.richmondamerican.com, although the information on our website is not incorporated into this prospectus.
      We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

3

$1,000,000,000

M.D.C. Holdings, Inc.

Medium Term Senior Notes

Medium Term Subordinated Notes
Due Nine Months or More from the Original Issue Date

PROSPECTUS SUPPLEMENT

January 9, 2006

Banc of America Securities LLC

BNP PARIBAS

Citigroup

Comerica Securities

Credit Suisse First Boston

Deutsche Bank Securities

JPMorgan

KeyBanc Capital Markets

Merrill Lynch & Co.

RBS Greenwich Capital

SunTrust Robinson Humphrey

UBS Investment Bank

Wachovia Securities